Exhibit 1

[GROBSTEIN, HORWATH & COMPANY LLP LETTERHEAD]

March 14, 2005

The Audit Committee

United PanAm Financial Corp.

3990 Westerly Place, Suite 200

Newport Beach, CA 92660

Dear Audit Committee Members:

This statement is provided for purposes of Rule 12b-25(c) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, for filing on behalf of United PanAm Financial Corp. and Subsidiaries (the “Company”). On October 21, 2004, the Company announced that it had engaged Grobstein, Horwath & Company LLP (the “Firm”) as its independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2004. Subsequently, on November 5, 2004, the Company announced that, as part of its ongoing review and analysis of internal controls, management discovered a programming error in the Company’s computer-based accounting systems which resulted in the determination to restate the Company’s consolidated financial statements for the years ended December 31, 2001, 2002 and 2003, and subsequent interim periods to correct the impact of unreversed accrued interest on certain charged off accounts. At the time of that announcement, the Company provided its estimates of the impact of such corrections. On December 8, 2004 the Company announced that it had received oral notification from KPMG LLP (“KPMG”), the Company’s former independent registered public accounting firm, that KPMG had declined to accept the engagement to re-audit the Company’s corrected and restated consolidated financial statements for the years ended December 31 2001, 2002 and 2003, and to re-review the subsequent interim periods through June 30, 2004.

Following KPMG’s notification, the Company engaged this Firm to perform the re-audit and re-review of the Company’s consolidated financial statements for the years ended December 31, 2002 and 2003, which were to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. As a result of the recent engagement of this Firm as the Company’s independent registered public accounting firm to conduct the re-audit and re-review of the Company’s consolidated financial statements for the years ended December 31, 2002 and 2003, we are unable to complete the required scope of audit and review procedures necessary to enable us to render our report on the Company’s consolidated financial statements to be included in its Annual Report on Form 10-K for the year ended December 31, 2004, prior to the March 15, 2005 prescribed filing date.

Very truly yours,

Grobstein, Horwath & Company LLP

/s/ Grobstein, Horwath & Company LLP